UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 3, 2004

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Harrison Avenue, Boston, Massachusetts	02118
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(617) 482-2700

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01. Entry into a Material Definitive Agreement

On September 3, 2004, Teradyne, Inc. (“Teradyne”) entered into an Agreement Regarding Termination Benefits (the “Agreement”) with Michael A. Bradley. The term of the Agreement is for a period of three (3) years beginning on the execution date and shall be automatically extended for additional one (1) year periods unless terminated by Teradyne pursuant to the terms thereof. The Agreement provides that if Mr. Bradley’s employment is terminated by Teradyne for any reason other than death, disability (subject to Section 4.2 of the Agreement), or cause regardless of whether prior to, following or relating to a change of control, Teradyne shall pay Mr. Bradley a monthly amount equal to 1/12th of his then current annual compensation beginning on the date his employment is terminated and continuing for a period of twenty-four (24) months thereafter (the “Severance Period”).

The Agreement also provides certain benefits to Mr. Bradley during the Severance Period, including but not limited to: (i) continued health, dental and vision insurance plan coverage; and (ii) stock options held by Mr. Bradley shall stay in effect and be governed exclusively by the respective plans and agreements.

In consideration of the benefits provided to Mr. Bradley under the Agreement, Mr. Bradley agreed with Teradyne, among other things, that: (i) during the term of the Agreement and the Severance Period, Mr. Bradley will not directly engage in any solicitation or hiring of employees or customers of Teradyne or its subsidiaries; (ii) during the term of the Agreement and the Severance Period he will not compete with Teradyne or its subsidiaries (as further defined in the Agreement); and (iii) he will sign a release of any claims he has or may have against Teradyne or Teradyne’s subsidiaries.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

10.45	Agreement Regarding Termination of Benefits between Teradyne, Inc. and Michael A. Bradley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: September 3, 2004	By:	/s/ Gregory R. Beecher
	Name: Title:	Gregory R. Beecher V.P. & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.45	Agreement Regarding Termination of Benefits between Teradyne, Inc. and Michael A. Bradley